EXHIBIT 15


                          ACKNOWLEDGMENT AND AGREEMENT

     This Acknowledgment and Agreement dated as of March 11, 2003, is executed by Hallmark Entertainment Investments Co. ("HEIC").

     WHEREAS, Hallmark Entertainment Holdings, Inc. ("HEH") is a shareholder of Crown Media Holdings, Inc. ("Company"), and is a party to that certain Second Amended and Restated Stockholders Agreement dated as of August 30, 2001, by and among Hallmark Entertainment, Inc., Liberty Media Corporation, Liberty Crown, Inc., VISN Management Corp., JP Morgan Partners (BHCA), L.P. and DirecTV Enterprises, Inc. (the "Stockholders Agreement"); and

     WHEREAS, concurrently herewith, HEH is contributing to HEIC, HEH's shares of Class A Stock and Class B Stock of the Company ("Company Stock"); and

     WHEREAS, such transfer is permitted pursuant to Section 3.4 of the Stockholders Agreement;

     NOW, THEREFORE, HEIC hereby acknowledges and agrees as follows:

     HEIC shall hereby become a signatory to the Stockholders Agreement and shall receive the same rights set forth therein and be bound by the same obligations set forth therein as HEH, except as provided in Section 3.4 and
Section 3.5 of the Stockholders Agreement.

     IN WITNESS WHEREOF, HEH has caused this Acknowledgement and Agreement to be executed as of the date set forth above.

                                       HALLMARK ENTERTAINMENT INVESTMENTS CO.


                                       By:  /s/  Deanne R. Stedem
                                         ---------------------------
                                       Title:   Vice President
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